Exhibit 5.1

1700 One Leadership Square
211 North Robinson
Oklahoma City, OK 73102-7261

cwlaw.com

May 19, 2023

Perma-Fix Environmental Services, Inc.

8302 Dunwoody Place

Suite 250

Atlanta, GA 30350

Re:	Perma-Fix Environmental Services, Inc.; Form S-3 Registration Statement;
Our File No. 07034.0120

Ladies and Gentlemen:

We have acted as counsel to PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Base Prospectus”) that provides it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Registration Statement, including the Base Prospectus (as supplemented from time to time by one or more Prospectus Supplements), will provide for the registration by the Company of 2,500,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”). The shares of Common Stock to be registered with the Commission pursuant to the Registration Statement are collectively referred to herein as the “Securities,” and are to be offered and sold in the manner set forth in the Registration Statement, the Base Prospectus contained therein, and any related Prospectus Supplement thereto. This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Act.

In connection with this opinion, we have examined such instruments, corporate records, other documents, and questions of law as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, and instruments we have reviewed. We have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock will be authorized and available for issuance and that the consideration for the issuance and sale of the Common Stock will be in an amount that is not less than the par value of the Common Stock.

Perma-Fix Environmental Services, Inc.

May19, 2023

On the basis of such examination, review, and assumptions, we are of the opinion that, provided that (i) the Registration Statement and any required post-effective amendment thereto have become effective under the Securities Act and the Base Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws; (ii) the issuance of the Securities has been duly authorized by all necessary corporate action on the part of the Company; (iii) the issuance and sale of the Securities do not violate any applicable law, are in conformity with the Company’s then operative certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”), do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the certificates, if any, for the Securities have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Common Stock, when issued and sold as contemplated in the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s), and in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be validly issued, fully paid and nonassessable.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Prospectus constituting part of the Registration Statement and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Very truly yours,

/s/ Conner & Winters, LLP
CONNER & WINTERS, LLP